Exhibit 99.1

For release:  May 8, 2013

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports First Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), the nation's oldest publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended March 31, 2013 of $11,637,000 compared to $10,486,000 for the quarter ended March 31, 2012, an increase of 11.0%.  Net income was $0.84 per common share basic for the quarter ended March 31, 2013 compared to $0.76 per common share basic for the quarter ended March 31, 2012.  Revenues for the three months ended March 31, 2013 totaled $194,378,000 compared to $190,050,000 for the same three months of 2012, an increase of 2.3%.

Operating results for the first quarter of 2013 compared to the first quarter last year were favorably impacted by an improved patient mix, as well as the continued effort to implement cost saving measures to reduce expenses in our skilled nursing facilities.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 73 long-term health care centers with 9,221 beds.  NHC affiliates also operate 36 homecare programs, six independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

-more-

Page 2
NHC Reports First Quarter Earnings

Interim Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
Revenues:	2013	2012
Net patient revenues	$ 178,430	$ 176,113
Other revenues	15,948	13,937
Net operating revenues	194,378	190,050

Costs and Expenses:
Salaries, wages and benefits	107,063	106,471
Other operating	54,411	51,528
Facility rent	9,868	9,847
Depreciation and amortization	6,956	7,380
Interest	84	118
Total costs and expenses	178,382	175,344

Income Before Non-Operating Income	15,996	14,706
Non-Operating Income	6,618	5,868

Income Before Income Taxes	22,614	20,574
Income Tax Provision	(8,809)	(7,920)

Net Income	13,805	12,654

Dividends to Preferred Stockholders	(2,168)	(2,168)

Net Income Available to Common Stockholders	$ 11,637	$ 10,486

Earnings Per Common Share
Basic	$ 0.84	$ 0.76
Diluted	$ 0.82	$ 0.75

Weighted average common shares outstanding
Basic	13,861,584	13,840,079
Diluted	14,111,752	13,908,274

Balance Sheet Data
(in thousands)	March 31	Dec. 31
	2013	2012
Cash and marketable securities	$ 197,416	$ 173,951
Restricted cash and marketable securities	152,158	146,770
Current assets	440,686	414,979
Property and equipment, net	420,317	420,907
Total assets	949,823	922,434
Current liabilities	237,589	226,495
Long-term debt	10,000	10,000
Stockholders' equity	668,810	656,148

Page 3
NHC Reports First Quarter Earnings

Selected Operating Statistics

	Three Months Ended
	March 31
	2013	2012
Per Diems:
Medicare	$ 428.71	$ 429.01
Managed Care	$ 416.69	$ 402.53
Medicaid	$ 165.24	$ 157.45
Private Pay and Other	$ 198.07	$ 191.01

Patient Days:
Medicare	120,916	123,128
Managed Care	36,041	29,205
Medicaid	255,425	275,287
Private Pay and Other	145,952	148,731
	558,334	576,351

Average Per Diem	$ 247.11	$ 236.54